Exhibit 99.1

News Release

For Immediate Release May 2, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
825 ANN STREET IN BRISBANE, AUSTRALIA

(SYDNEY) - The Sydney office of Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired 825 Ann Street, an office building in Fortitude Valley, in Brisbane, Australia, for approximately $128 million. The seller was a trust owned by Laing O'Rourke Australia. The Australian investment manager is Challenger Management Services Limited.

825 Ann is 99 percent leased to three office tenants- Ergon Energy, Laing O'Rourke Construction and Macquarie Bank- and retail tenant 4evermen.

Designed by Rice Daubney, 825 Ann is a new 11-story, 206-507-square-foot Class A office building, with ground-floor retail and two levels of underground parking. The property, which was completed in March of this year, incorporates sustainable design and is expected to receive a 5-star Greenstar rating (one of the first to be delivered under Version 3) representing Australian Best Practice, and a 5-star NABERS energy rating.

Sherri Schugart, president and CEO of Hines Global REIT said, “We were attracted to this opportunity due to the project's desirable location in Fortitude Valley, recent construction and a tenant base that provides a strong credit profile. It will complement our growing Australian portfolio.”

David Warneford, director of Hines in Sydney, added, “We think 825 Ann is a superb office asset in Fortitude Valley, the most established submarket outside of Brisbane's CBD. Tenants will enjoy the building's spacious floor plans with unobstructed views, proximity to a strong amenity base and a variety of nearby public transit options.”

In Australia, Hines Global REIT also owns 144 Montague in Brisbane, 100 Brookes Street in Fortitude Valley and 465 Victoria in Sydney.

Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 31 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.

Hines is a fully-integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 72 cities across the United States and 17 other countries, and controlled assets valued at approximately $24.3 billion as of December 31, 2012, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section

21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, environmental ratings that may be received, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission.